                                 EXHIBIT 10.4
                                      TO
                                   FORM 10-K
                              FOR THE YEAR ENDED
                               DECEMBER 31, 1999


"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

                         NATIONAL INSTITUTES OP HEALTH
                          CENTERS FOR DISEASE CONTROL

                    PATENT LICENSE AGREEMENT - NONEXCLUSIVE


                                   COVER PAGE

     For Office of Technology Transfer/NIH internal use only:
     Patent License Number: L-232-92
                            -------------------------------------
     Serial Numbers of Licensed Patents: USPA SN 06/712.236 (USPN
                                         ------------------------
     4.797.368)
     ------------------------------------------------------------
     Licensee: Targeted Genetics Corporation
               --------------------------------------------------
     CRADA Number (if applicable):_______________________________
     Additional Remarks:_________________________________________


     This Patent License Agreement, hereinafter referred to as the "Agreement" consists of this Cover Page, an attached agreement, a Signature Page, Appendix A (Patent or Patent Application), Appendix B (Fields of Use and Territory), Appendix C (Royalties), and Appendix D (Modifications). This Cover Page serves to identify the Parties to this Agreement as follows:

     (1) the National Institutes of Health ("NIH") or the Centers for Disease Control ("CDC"), hereinafter singly or collectively referred to as "PHS," agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

     (2) The person, corporation, or institution identified on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "LICENSEE".

     PHS PATENT LICENSE AGREEMENT - NONEXCLUSIVE

     PHS and LICENSEE agree as follows:

     l. BACKGROUND
        ----------

     1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

     1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns the intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

     1.03 The Assistant Secretary for Health of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of the rights to these inventions under the patent law, 35 U.S.C. (S)(S)200-212 and the Federal Technology Transfer Act of 1986, 15 U.S.C. (S)3710a.

     1.04 PHS desires to transfer these inventions to the private sector through conmmercialization licenses to facilitate the conmmercial development of products and processes for public use and benefit.

     1.05 LICENSEE desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods or marketable products for public use and benefit.

     2. DEFINITIONS
        -----------

     2.01  Licensed Patent Rights shall mean:

     a) U.S. patent applications and patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions and continuations, and any reissues, reexaminations and extensions of all such patents,

     b) to the extent that the following contain one or more claims to the invention or inventions claimed in a) above: continuations-in-part of a) above, all divisions and continuations of these continuations-in-part, all patents issuing from such continuations - in-part, divisions and continuations, and any reissues, reexaminations and extensions of all such patents;

     c) to the extent that the following contain one or more claims to the invention or inventions claimed in a) above: all counterpart foreign applications and patents to a) and b) above, including those listed in Appendix A.

     Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter of a claim in a) above.

     2.02 Licensed Product(s) means tangible materials which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgement of a court of competent jurisdiction.

     2.03 Licensed Process(es) means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.04  Licensed Territory means the geographical area identified in Appendix
B.

     2.05 Net Sales means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of LICENSEE and from leasing, renting, or otherwise making Licensed products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE and on their payroll, or for the cost of collections.

    2.06 Net Sales Price means the Net Sales divided by the quantity of Licensed Product sold or Licensed Process practiced.

    2.07 Combined Product means a product that contains a Licensed Product along with at least one other active component or ingredient not covered by the Licensed Patent Rights.

     2.08 First Commercial Sale means the initial transfer by or on behalf of LICENSEE, of Licensed products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, and First Commercial Use means the initial practice of a Licensed Process by LICENSEE.

     2.09  Government means the United States Government.

     2.10  Licensed Fields of Use means the fields of use identified in Appendix
B.

     3. GRANT OF RIGHTS
        ---------------

     3.01 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this Agreement, a Nonexclusive License to LICENSEE under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used and to sell and have sold any Licensed products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

     3.02  LICENSEE has no right to grant sublicenses.

     3.03 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in Article 11 below.

     3.04 This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

     4. STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS
        -------------------------------------------------------------

     4.01 LICENSEE agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

     4.02 DHHS has responsibility for funding basic biomedical research, for funding medical treatment through programs such as Medicare and Medicaid, for providing direct medical care and, more generally, for protecting the health and safety of the public. Because of these responsibilities, and the public investment in the research that culminated in the Licensed Patent Rights, PHS may require LICENSEE to submit documentation in confidence showing a reasonable relationship between the pricing of a Licensed Product, the public investment in that product and the health and safety needs of the public. This paragraph shall not restrict the right of LICENSEE to price a Licensed Product or Licensed Process so as to obtain a reasonable profit for its sale or use. This Paragraph
4.02 does not permit PHS or any other government agency to set or dictate prices for Licensed Products or Licensed Processes.

     5.  ROYALTIES AND REIMBURSEMENT
     -------------------------------

     5.01 LICENSEE agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

     5.02 LICENSEE agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year, and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty for the first calendar year of this Agreement is due and payable within thirty (30) days from the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January l.

     5.03  LICENSEE agrees to pay PHS earned royalties as set forth in Appendix
C.

     5.04 A claim of a patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for purposes of computing the minimum annual royalty and earned royalty payments in any given country on the earliest of the dates that it: (a) has been abandoned but not continued, or (b) has been pending (including the pendency time of any parent cases) but not allowed for more than six (6) years from its effective filing date; but shall be reinstated for purposes of computing these royalty payments on the date that a patent issues thereon. A claim of a patent licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the minimum annual royalty and earned royalty payments in any given country on the earliest of the dates that: (a) the patent expires, (b) the patent is no longer maintained by the Government, or (c) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

     5.05 No multiple royalties shall be payable because any Licensed products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

     5.06 On sales of Licensed products by LICENSEE in other than an arm's 1ength transaction, the Net Sales Price attributed under this Article 5 to such a transaction shall be that which would have been received in an arm's length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

     5.07 LICENSEE agrees to pay PHS, within (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all patent expenses previously incurred by PHS in the preparation, filing, prosecution and maintenance of Licensed Patent Rights incurred during the previous calendar year, to be divided equally among all nonexclusive LICENSEES of record as of the date the statement and request for payment is sent by PHS to LICENSEE. [*] of the cumulative amount of such payments may be credited against royalties due under Paragraph 5.03, however, the net royalty payment in any calendar year may not be lower than the minimum annual royalty specified in Appendix C. LICENSEE may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty
(60) days written notice to PHS and owe no payment obligation under this Paragraph for subsequent patent-related expenses incurred in that country.

     6. RECORD KEEPING
        --------------

     6.01 LICENSEE agrees to keep, accurate and correct records of Licensed Products made, used or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of ten percent (10%) for any twelve
(12) month period, then LICENSEE shall reimburse PHS for the cost of the inspection at the time LICENSEE pays the unreported royalties.

     7. REPORTS ON PROGRESS SALES AND PAYMENTS
        --------------------------------------

     7.01 Prior to signing this Agreement, LICENSEE has provided to PHS a written commercialization plan ("Commercial Development Plan") under which LICENSEE intends to bring the subject matter of the Licensed Patent Rights into commercial use upon execution of this Agreement. The Commercial Development Plan is hereby incorporated by reference into this Agreement.

     7.02 LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing and sales during the preceding calendar year, as well as plans for the present calendar

_____________________
[ * ] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

year. LICENSEE agrees to provide any additional data reasonably required by PHS to evaluate LICENSEE's performance.

     7.03 LICENSEE shall report to PHS the date of the First Commercial Sale of Licensed Products or the First Commercial Use of Licensed Processes in each country in the Licensed Territory within thirty (30) days of such occurrence.

     7.04 LICENSEE shall submit to PHS within sixty (60) days after each calendar half year ending June 30 and December 31, a royalty report setting forth for the preceding half year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of LICENSEE in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, LICENSEE shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of LICENSEE and shall include a detailed listing of all deductions made under Paragraph 2.05 to determine Net Sales or made under Article 5 to determine royalties due.

     7.05 Royalties due under Article 5 shall be paid in U. S. dollars. For conversion of foreign currency to U. S. dollars, the conversion rate shall be the rate quoted in the Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable to NIH/Patent Licensing at the address on the Signature Page below. Any loss of exchange, value, taxes or other expenses incurred in the transfer or conversion to U. S. dollars shall be paid entirely by LICENSEE.

     7.06 Late charges will be applied to any overdue payments as required by the U. S. Department of Treasury in the Treasury Fiscal Requirements Manual,
Section 8020.20. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

     7.07 All plans and reports required by this Article 7 and marked "confidential" by LICENSEE shall be treated by PHS as commercial and financial information obtained from a person, and as privileged and confidential, and to the extent permitted by law, shall and not be subject to disclosure under the Freedom of Information Act, 5 U.S.C. (S)552.


     8.  REASONABLE BEST EFFORTS
         -----------------------

     8.01 LICENSEE shall use its reasonable best efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable, consistent with sound and reasonable business practices and judgment. "Reasonable best efforts" for the purpose of this provision shall include, but not .be limited to, adherence to the Commercial Development Plan. LICENSEE agrees to apply at least the same level of effort that it applies to the commercial development of its own products and processes.

     8.02 Upon the First Commercial Sale of Licensed Products or the First Commercial Use of Licensed Processes, until the expiration of this Agreement, LICENSEE shall use its reasonable best efforts to keep Licensed Products and Licensed Processes available to the public.


     9.  INFRINGEMENT AND PATENT ENFORCEMENT
         -----------------------------------

     9.01 PHS and LICENSEE agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope or enforceability of the Licensed Patent Rights of which either Party becomes aware.

     9.02 If PHS has been unable to eliminate a substantial infringement within one year of written notification to the Office of Technology Transfer from LICENSEE of the existence of a substantial infringement and has not instituted infringement litigation, LICENSEE shall be excused from the payment of the minimum annual royalty and earned royalties in any country in which the substantial infringement occurred. Thereafter, when the substantial infringement has ceased or an infringement suit has been initiated, PHS shall so notify the LICENSEE in writing, at which time LICENSEE's obligation to pay such royalties shall resume as of the date of such notification.

     9.03 In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify LICENSEE that an action alleging invalidity has been brought. PHS does not represent that it will commence legal action to defend against a declaratory action alleging invalidity. LICENSEE shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Should the Government be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the Government for any costs, expenses or fees which the Government incurs as a result of its defending against such motion or other action taken in response to the motion. Upon LICENSEE's payment of all costs incurred by the Government as a result of LICENSEE's joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this Agreement.

     10. NEGATION OF WARRANTIES AND INDEMNIFICATION

     10.01  PHS offers no warranties other than those specified in Article l.

     10.02 PHS does not warrant the validity of the Licensed Patent Rights, and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

     10.03 PHS MAKE NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE of any subject matter defined by the claims of the Licensed Patent Rights

     10.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

     10.05 LICENSEE shall defend, indemnify and hold PHS and its employees, students, fellows, agents and consultants harmless from and against all liability, demands, damages, expenses and losses, including but not limited to death, personal injury, illness or property damage in connection with or arising out of (a) the use by or on behalf of LICENSEE, or its directors, employees or third parties of any Licensed Patent Rights, or (b) the design, manufacture, distribution or use of any Licensed Products, Licensed Processes, or other products or processes developed in connection or arising out of the Licensed Patent Rights. LICENSEE agrees to maintain a liability insurance program consistent with sound business practice.


     11. TERMINATION AND MODIFICATION OF RIGHTS
         --------------------------------------

     11.01 In the event that LICENSEE is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice.

     11.02 At least 30 days prior to filing a petition in bankruptcy LICENSEE must inform PHS in writing of its intention to file the petition in bankruptcy or of a third party's intention to file an involuntary petition in bankruptcy.

     11.03 In the event that LICENSEE becomes insolvent, makes an assignment of Licensed Patent Rights for the benefit of creditors, files a petition in bankruptcy, has such a petition filed against it, determine to file the petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, LICENSEE shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement by giving LICENSEE written notice. Termination of this Agreement is effective upon LICENSEE'S receipt of the written notice.

     11.04 LICENSEE shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving PHS sixty (60) days written notice to that effect.

     11.05 PHS shall specifically have the right to terminate this Agreement, if PHS determines that the LICENSEE: (1) is not executing the Conmmercial Development Plan submitted with its request for a license and the LICENSEE cannot otherwise demonstrate to PHS's satisfaction that the LICENSEE has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; (2) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the licensed agreement; (3) has committed a substantial breach of a covenant or agreement contained in the license; (4) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; (5) cannot reasonably satisfy unmet health and safety needs; or (6) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 4.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by LICENSEE under Paragraph 7.02. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of and a ninety
(90) day opportunity to satisfy PHS's concerns as to the previous items (1) to
(6). If LICENSEE fails to satisfy or reasonably begin to rectify such concerns within the ninety (90) day period, PHS may terminate this Agreement.

     11.06 PHS reserves the right according to 35 U.S.C. (S)209(f) (4) to terminate this Agreement if it is determined that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

     11.07 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to terminate this Agreement, LICENSEE may, consistent with the provisions of 37 C.F.R. (S)404.11, appeal the decision by written submission to the Assistant Secretary for Health or designee. The Assistant Secretary for Health or designee's decision shall be the final agency decision. LICENSEE may thereafter exercise any and all administrative or judicial remedies that may be available.

     11.08  Within ninety (90) days of termination of this Agreement under this
Article 11 or expiration under Paragraph 3.03, a final report shall be submitted by LICENSEE. Any royalty payments and unreimbursed patent expenses due to PHS become immediately due and payable upon termination.

     11.09 Paragraphs 6.01, 7.05, 7.06, 10.05 and 11.08 of this Agreement shall survive termination of this Agreement.


     12. GENERAL PROVISIONS
         ------------------

     12.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by LICENSEE.

     12.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     12.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

     12.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

     12.05 The construction, validity, performance and effect of this Agreement shall be governed by Federal law as applied by the Federal Courts in the District of Columbia.

     12.06 All notices required or permitted by this Agreement shall be given by prepaid registered or certified mail properly addressed to the other Party at the address designated on the following signature page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

     12.07 This Agreement shall not be assigned by LICENSEE except (a) with the prior written consent of PHS, such consent to be reasonably given; or (b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this Agreement.

     12.08 LICENSEE agrees in its practice of the Licensed Patent Rights to comply with all applicable Government regulations and guidelines including, for example, those relating to research involving human or animal subjects or recombinant DNA.

     12.09 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material and other commodities. The transfer of such items may require a license from the cognizant agency of the U. S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

     12.10 LICENSEE agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U. S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to or sold in other countries shall be marked in such a manner as to preserve PHS patent right in such countries.

     12.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by LICENSEE whether directly or indirectly related to this Agreement. LICENSEE shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, LICENSEE shall not use the names of PHS, NIH, CDC or ADAMHA or their employees in any advertising, promotional or sales literature without the prior written consent of PHS.

     12.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of the Agreement, except for appeals of modification or termination decisions provided for in Article 11. LICENSEE agrees first to appeal any such unsettled claims or controversies to the Director of NIH, whose decision shall be considered the final agency decision. Thereafter, LICENSEE may exercise any administrative or judicial remedies that may be available.

     12.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse and the acquisition and use of rights pursuant to this part shall not be immunized from the operation of state or Federal law by reason of the source of the grant.


                         SIGNATURES BEGIN ON NEXT PAGE

                  PHS PATENT LICENSE AGREEMENT - NONEXCLUSIVE
                  -------------------------------------------

                                 SIGNATURE PAGE
                                 --------------

FOR PHS


/s/ Reid G. Adler, J.D.                         July 13, 1993
-----------------------                         -------------
Reid Adler, J.D.                                Date
Director, Office of Technology Transfer


Mailing Address for Notices and Payments:

Director
Office of Technology Transfer
Box OTT
National Institutes of Health
Bethesda, Maryland 20892
(301) 496-7735
FAX (301) 402-0220


FOR LICENSEE (Upon information and belief, the undersigned expressly certifies or affirms on information and belief that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.)



/s/ H. Stewart Parker                        July 7, 1993
---------------------                        ------------
H. Stewart Parker                            Date
President


Mailing Address for Notices:

President
Targeted Genetics Corporation
1100 Olive Way, Ste 100
Seattle, WA 98101
(206) 623-7612

                   APPENDIX A - Patent or Patent Application

Patent or Patent Application: USPA SN 06/712,236 (USPN 4,797,368) "Adeno-Associated Virus as Eukaryotic Expression Vector"

APPENDIX B - Licensed Fields of Use and Territory

Licensed Territory:  The United States, its territories and possessions.

Licensed Fields of Use: Diagnosis and treatment of human disease.

APPENDIX C - Royalties

[*]


_____________________
[ * ] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

                           APPENDIX D - Modifications


PHS and LICENSEE agree to the following modifications to the Articles and Paragraphs of this Agreement:

ARTICLE TWO

     2.01(c) (Deleted in its entirety).

     2.07    (Deleted in its entirety)

     2.08 (amended) First Commercial Sale means the initial transfer by or on behalf of LICENSEE, of Licensed Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales following approval of a Product License Application by the U.S. Food and Drug Administration, and First Commercial Use means the initial practice of a Licensed Process by LICENSEE.

ARTICLE FIVE

     5.02 (amended) LICENSEE agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year that this Agreement is in force, and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty for the first calendar year of this Agreement is due and payable within thirty (30) days from the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January l.

     5.07 (amended) LICENSEE agrees to pay PHS, within (60) days of PHS's submission of a statement and request for payment ("Statement Date"), a royalty amount equivalent to all patent expenses incurred by PHS prior to the effective date of this Agreement in the preparation, filing, prosecution and maintenance of Licensed Patent Rights, to be divided equally among all nonexclusive LICENSEES of record as the Statement Date.

     5.08 (new paragraph) Beginning the first subsequent January 1 after the effective date of this Agreement, LICENSEE agrees to pay PHS, within (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all patent expenses incurred by PHS in the previous calendar year in the preparation, filing, prosecution and maintenance of Licensed Patent Rights, to be divided equally among all nonexclusive LICENSEES of record as of the date the request for payment is sent by PHS to LICENSEE. Such request for payment for the first calendar year shall exclude the patent expenses incurred by PHS prior to the effective date of this Agreement which are payable under Paragraph 5.07.

     5.09 (new paragraph) [*] of the cumulative amount of payments due under Paragraphs 5.07 and 5.08 may be credited against royalties due under Paragraph 5.03, however, the net royalty payment in any calendar year may not be lower than the minimum annual royalty specified in Appendix C. LICENSEE may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days written notice to PHS and owe no payment obligation under this Paragraph for subsequent patent-related expenses incurred in that country.

     5.10 (New Paragraph) LICENSEE agrees to pay PHS benchmark royalties as set forth in Appendix C.

     5.11 (New Paragraph) PHS agrees that any licenses granted to Licensed Patent Rights after the earlier of: a) the Statement Date; or b) December 31, 1993, shall provide for earned royalty rates of [*] in excess of those set forth in Appendix C.

ARTICLE SEVEN

     7.03 (amended) LICENSEE shall report to PHS the date of the First Commercial Sale of Licensed products or the First Commercial Use of Licensed Processes in the Licensed Territory within thirty (30)days of such occurrence.

     7.04 (amended) Beginning after the date of First Commercial Use or First Commercial Sale, LICENSEE shall submit to PHS within sixty (60) days after each calendar half year ending June 30 and December 31, a royalty report setting forth for the preceding half year period the amount of the Licensed products sold or Licensed Processes practiced by or on behalf of LICENSEE in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, LICENSEE shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of LICENSEE and shall include a detailed listing of all deductions made under Paragraph 2.05 to determine Net Sales or made under Article 5 to determine royalties due.

     7.08 (New Paragraph) LICENSEE shall report to PHS the date of its first human use for Licensed products or the approval of any Product License Application (PLA) with the Food and Drug Administration for Licensed Products within thirty (30) days of such occurrence.

_____________________
[ * ] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

     ARTICLE NINE

     9.02 (amended) If PHS has been unable to eliminate a substantial infringement within one year of written notification to the Office of Technology Transfer from LICENSEE of the existence of a substantial infringement and has not instituted infringement litigation, LICENSEE shall be excused from the payment of the minimum annual royalty and earned royalties as of one year after written notification. Thereafter, when the substantial infringement has ceased or an infringement suit has been initiated, PHS shall so notify the LICENSEE in writing, at which time LICENSEE's obligation to pay such royalties shall resume as of the date of such notification.

     9.03 (amended) In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify LICENSEE that an action alleging invalidity has been brought. PHS does not represent that it will commence legal action to defend against a declaratory action alleging invalidity. LICENSEE shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Should the Government be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the Government for any costs, expenses or fees which the Government incurs as a result of its defending against such motion or other action taken in response to the motion. Such reimbursement amount shall be fully creditable against earned royalties payments due PHS hereunder. Upon LICENSEE's payment of all costs incurred by the Government as a result of LICENSEE's joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this Agreement.

ARTICLE TWELVE

     12.10 LICENSEE agrees to mark the Licensed products or their packaging sold in the United States with all applicable U. S. patent numbers and similarly to indicate "Patent Pending" status.

NEW ARTICLE (THIRTEEN)

                     13.  MOST FAVORED LICENSEE
                          ---------------------

     13.01 Except as provided for in Paragraph 5.11, PHS intends that the royalty terms of all other licenses under Licensed Patent Rights will be essentially similar to the terms of this Agreement. PHS will advise LICENSEE as to those terms in other agreements under Licensed Patent Rights in the Licensed Fields of Use in the Licensed Territory signed after the effective date of this Agreement that are different from this Agreement as to Minimum Annual Royalty, Benchmark Royalty or Earned Royalty or the basis on which these royalties are computed. LICENSEE may determine whether such package of royalty terms are more favorable than those granted under this Agreement, and shall be entitled upon written notice to PHS, within sixty (60) days after receipt from PHS of the different terms, to have this Agreement amended to substitute this package of terms as of the date upon which more favorable license terms become effective.

  13.02 PHS may have entered into prior license agreement for Licensed Patent Rights. The Article 13 does not apply to the royalty terms for past sales or any settle agreements of infringement suits.